November 5, 2004

Dear Stockholder:

Recently, the Company has learned of certain issues affecting settlement of trades in its common stock. To resolve these issues, the Company has announced a mandatory stock certificate exchange. Simply stated, a mandatory stock certificate exchange involves turning in your existing stock certificates for newly issued stock certificates. Your rights as a stockholder are unchanged and will not be impacted by this mandatory certificate exchange. Further, trading in the Company’s common stock on the New York Stock Exchange will continue under the trading symbol “IRC.”

If you hold all of your shares in a brokerage account or “street name,” you need not read the remainder of this letter. Your shares will be automatically exchanged. For all other stockholders, we have asked Registrar and Transfer Company to direct and oversee the mandatory certificate exchange on our behalf. On or before the opening of business on December 3, 2004, you must turn in all of your existing stock certificates issued with or under the CUSIP number 457461101 for new stock certificates with the new CUSIP number 457461200. A CUSIP number is a nine-digit number assigned to a security to uniquely identify that security for trading purposes. As a result of the mandatory certificate exchange, all trades in the Company’s common stock made after the close of business on December 2, 2004 can be delivered only with stock evidenced by certificates with the new CUSIP number. You will not receive a new stock certificate until you have turned in all of your old stock certificates to Registrar and Transfer Company in accordance with the exchange procedures set forth below. Please note that simply striking out the old CUSIP number and overwriting the new CUSIP number will not be effective because we are also changing the background color of the certificates from red to brown.

In addition, all distributions made by the Company after the payment of its December 2004 dividend, including those distributions that otherwise would have been reinvested through the Company’s dividend reinvestment plan (“DRP”), will be held in a segregated non-interest bearing account for your benefit until you have turned in all of your old stock certificates for new stock certificates. The December 2004 dividend is expected to be paid on or about December 17, 2004.

As part of the mandatory certificate exchange, we are also cashing out fractional shares that are currently (i) not held in the DRP and (ii) held in a DRP account containing only a fractional position (i.e., less than one whole share in the aggregate). These shares will be converted to cash at a price equal to 100% of the average of the open and close sales price per share, as reported by the New York Stock Exchange, of the Company’s common stock on December 2, 2004. You will receive a check for the proceeds of any fractional shares that have been converted to cash.

For your convenience, we have enclosed a list of frequently asked questions about the mandatory certificate exchange. We ask that you carefully read this list and the          answers it provides. If you still have questions after reading the list, please contact our Information Agent, The Altman Group, at (800) 762-8412.

Procedures for Turning in Paper Stock Certificates

            •           Read and carefully complete the enclosed Letter of Transmittal. Duplicate copies are available by fax or mail by contacting our Information Agent at (800) 762-8412.

            •           Deliver the completed Letter of Transmittal and all old stock certificate(s) to:

            For Delivery by Courier or by Hand:                 For All Other Deliveries:

            Registrar and Transfer Company                       Registrar and Transfer Company

            10 Commerce Drive                                         P.O. Box 645

            Cranford, NJ 07016                                         Cranford, NJ 07016

            Attn: Corporate Actions                                    Attn: Corporate Actions

We recommend that you use an overnight courier service to deliver the documents to Registrar and Transfer Company. If you use the mail, we strongly recommend the use of registered insured mail, return receipt requested.

            •           You should not endorse the back of your stock certificate(s).

New stock certificates will typically be issued in five business days following receipt by Registrar and Transfer Company of a properly completed and duly executed Letter of Transmittal accompanied by valid stock certificates. Please note, however, that under no circumstances will Registrar and Transfer Company issue new stock certificates prior to December 3, 2004. Failure to properly complete the Letter of Transmittal may increase the time necessary to process the exchange and issue new certificates. If there is a possibility that you will want to sell your shares prior to December 3, 2004, you should contact your broker and immediately deposit your shares into a brokerage account.

Procedures for Shares Held in Brokerage Accounts and the DRP

If you hold your shares in a brokerage account or “street name,” you need not take action to complete the mandatory certificate exchange unless your broker instructs you otherwise. In addition, all shares participating in and held through the DRP (i.e., deposited with Registrar and Transfer Company for safekeeping) will be automatically converted into shares with the new CUSIP number.

We appreciate your help in making this mandatory certificate exchange a success. Thank you for your continued support and interest.

Sincerely,

/s/ Robert D. Parks

Robert D. Parks

President and Chief Executive Officer